Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF INCORPORATION OF

TREASURE GLOBAL INC

TREASURE GLOBAL INC, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to Section 242 of the Delaware General Corporation Law, hereby certifies as follows:

FIRST, that in accordance with the provision of Sections 141(f) and 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation by unanimous written consent approved the following amendment to the Corporation's Certificate of Incorporation to increase the total number of authorized shares of stock from ten million (10,000,000) to one hundred seventy million (170,000,000), consisting of one hundred fifty million (150,000,000) shares of common stock, $0.00001 par value, and twenty million (20,000,000) shares of preferred stock, $0.00001 par value, and such that Article Fourth shall be amended in its entirety to read as follows:

"FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 170,000,000 shares, consisting of 150,000,000 shares of common stock, having a par value of $0.00001 per share, and 20,000,000 shares of preferred stock, having a par value of $0.00001 per share."

SECOND, that thereafter, pursuant to resolution of its Board of Directors and the sole stockholder of the Corporation by written consent voted in favor of the amendment.

THIRD, that the foregoing amendment was duly adopted in accordance with the provisions of Section 242, Section 141(f), and Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of incorporation to be signed by its duly authorized officer this 26nd day of October, 2021.

TREASURE GLOBAL INC

By:	/s/ Teo Chong Chan
Name:	Teo Chong Chan
Title:	Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:37 PM 10/27/2021
FILED 02:37 PM 10/27/2021
SR 20213630335 - FileNumber 7908921